EMPLOYMENT AGREEMENT
OF
DONALD YOUNG

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into, effective as of the 1st day of January 2021 (the “Effective Date”) by and between Better Choice Company, Inc., a Delaware corporation (together with any of its subsidiaries and affiliates as may employ the Executive from time to time, the “Company”), and Donald Young, an individual (the “Executive”). The Company and the Executive are referred to jointly herein as the “Parties,” and individually as a “Party.”

WITNESSETH

WHEREAS, the Company desires to employ the Executive on the terms and conditions provided in this Agreement, and the Executive is willing to accept such employment with the Company on the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows.

1.    Employment. The Company hereby employs the Executive on an at-will basis to perform those duties generally described in this Agreement, and the Executive hereby accepts and agrees to be so employed, on the terms and conditions hereinafter set forth. The Executive’s start date shall be the Effective Date, January 1, 2021.

2.    Position and Duties.

a.    During the Executive’s employment under this Agreement, the Executive shall initially hold the position of Executive Vice President of Sales. The Executive shall perform such duties as such position would normally perform or as otherwise specified in the Company’s By-laws, and shall perform such other reasonable duties as the Chief Executive Officer (“CEO”) of the Company may from time to time prescribe. During the Executive’s employment: (i) the Executive shall devote at least forty (40) hours per week to fulfill the duties of their position, and shall use their best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of their position; and (ii) the Executive shall not hold any other employment or business affiliations (other than those positions currently held by the Executive that are listed on Annex A) without the express written approval, in advance, of the Chairman. The Executive represents to the Company that he is not subject to or a party to any employment agreement, non-competition covenant, or any other agreement, covenant, or understanding which would prohibit or restrict the Executive from fully performing their duties hereunder.

b.    The Executive acknowledges that the Company is publicly-held and, as a result, has implemented inside information policies designed to preclude its executives and those of its subsidiaries from violating the federal securities laws by trading on material, non-public information or passing such information on to others in breach of any duty owed to the Company and its subsidiaries or any third party. The Executive shall promptly execute any agreements generally distributed by the Company to its employees requiring such employees to abide by its inside information policies.

    3.    Place of Performance. The Executive shall perform their duties at the Company’s headquarters when required or remotely as agreed, except for travel that is required to perform the duties of their position and to carry out the business affairs of the Company.

    4.    Compensation. During the Executive’s employment, for all services rendered by the Executive, the Company shall pay the Executive a fixed annual salary of $250,000, in bi-weekly installments of $9,615.38, in accordance with the Company’s usual payroll schedule, subject to applicable tax withholding requirements. The Executive’s salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the Executive’s salary during the Executive’s employment under this Agreement.

    5.    Bonus Compensation. The Executive shall be entitled to receive an annual bonus of up to fifty percent (50%) of the fixed salary listed in Section 4 as additional compensation, comprised of a standard executive target bonus of 25%-40% based on the achievement of reasonable business goals as defined by the CEO, and an incremental bonus of 10% contingent on meeting defined sales targets, all in accordance with the Better Choice Company Bonus Management Incentive Plan (the “MIP”), and as set forth in Exhibit A. All bonuses are paid at the sole discretion of the Board of Directors, and no annual bonus shall be paid unless the Executive remains continuously employed with the Company beginning on the Start Date and ending on the last date of the fiscal year to which the annual bonus relates. Any such annual bonus shall be payable on, or at such date as is determined by the Board of Directors, within 120 days following the last day of the fiscal year with respect to which it relates.

    6.    Employment Benefits. In addition to the compensation provided for in Sections 4 and 5 above to be paid to the Executive during the Employment Term, the Executive shall:

        a.    be eligible to participate in any retirement plans that may be provided by the Company for its employees in accordance with the provisions of any such plans and the Company’s policies;

        b.    be entitled to non-disability parental leave and disability-related maternity leave, as applicable, in accordance with the Company’s policies;

        c.    be eligible to participate in any life, disability, accident, or other insurance plans and/or medical and health plans, or others employee welfare benefit plans, that may be provided by the Company for its employees in accordance with the provisions of any such plans;

        d.    be eligible for 20 days of Paid Time Off each fiscal year, accrued in accordance with the Company’s standard policies, without loss of compensation or other benefits to which the Executive is entitled under this Agreement, to be taken at such times as the Executive may select and the affairs of the Company may permit. Any unused days will be carried over to the next fiscal year; and

        e.    be eligible to participate in any deferred compensation programs that the Company has or may establish for its executive employees.

        All benefits are subject to applicable IRS guidelines, applicable deductions or withholdings, federal and state law, and the Company’s policies as may be in effect from time to time.

    7.    Stock Options and Performance Incentive Equity. In consideration of entering into this Agreement, the Company shall grant to the Executive an option to purchase 500,000 shares of its common stock (the “Initial Option Grant”), as set forth on Exhibit B hereto, pursuant to the Better Choice Company, Inc. 2019 Incentive Award Plan (the “Plan”). The Initial Option Grant shall be subject to the terms and conditions of the Plan, or any successor plan thereto, which may be modified or revoked at any time in the sole discretion of the Company, and applicable award agreements thereunder.

a.    Performance Incentive Equity. In addition to the Initial Option Grant, the Executive shall be eligible to receive additional stock option equity grants (the “Additional Grants”) at the end of each year, assuming individual and Company bonus targets are achieved, as outlined in the MIP. The Additional Grants, which shall be within the allotted management incentive pool of options, will be awarded at the discretion of the Board and based on performance of the Executive and their team for each year of operations. The Additional Grants shall be subject to the terms and conditions of the Plan, or any successor plan thereto, which may be modified or revoked at any time in the sole discretion of the Company, and applicable award agreements thereunder.

    8.    Working Facilities and Staff. The Company shall provide to the Executive, as is reasonably appropriate, suitable offices, facilities, and staff appropriate for and commensurate with the Executive’s position, and suitable for the performance of the Executive’s responsibilities.

    9.    Expenses. The Company shall, upon submission of receipts or expense reports acceptable to the Company, reimburse the Executive for all reasonable expenses incurred by the Executive in connection with the performance of their obligations hereunder.

    10.    Inventions, Designs, and Product Developments. All inventions, designs, ideas, innovations, techniques, processes, procedures, improvements, and product developments, including without limitation those relating to software and other computer system components, developed or conceived by the Executive, solely or jointly with others (whether or not patentable or copyrightable), at any time during the employment with the Company that (i) relate directly or indirectly to the actual or planned business activities of the Company or (ii) that are otherwise made through the use of the Company’s time, facilities, or materials (collectively, the “Intellectual Property”) shall be the exclusive property of the Company, with all copyrightable Intellectual Property to be deemed “works for hire” under the federal Copyright Act. The Executive hereby assigns, transfers, and conveys to the Company all of their right, title, and interests in any such Intellectual Property. The Executive shall disclose fully, and as soon as practicable and in writing, all Intellectual Property to the Board. At any time, and from time to time, upon request of the Company, the Executive shall execute and deliver to the Company any and all instruments, documents, and papers, give evidence and do any and all other acts deemed necessary or desirable by the Company, to document such transfer or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations, or copyrights under the laws of the United States (or any of its states) or foreign law with respect to such Intellectual Property or to obtain any extension, validation, re-issue, continuance, or renewal of such patent, trademark, or copyright. The duty to cooperate in the protection of the Company’s Intellectual Property as described in this Section 10 shall survive the expiration or termination of this Agreement.

    11.    Covenant Regarding Confidential Information. The Executive hereby covenants, agrees, and acknowledges as follows:

        a.    The Executive’s employment hereunder creates a relationship of confidence and trust between the Executive and the Company with respect to certain knowledge and information applicable to the business of the Company, which will be learned by the Executive during the period of the Executive’s employment.

        b.    The Executive agrees that they shall not during or after their employment with the Company ceases for any reason, disclose to any other person or entity, except as required to perform employment services exclusively for the benefit of the Company, any of the Company’s Confidential Information. The term “Confidential Information” shall include all information, in whatever form, of a proprietary or commercial nature relating to the Company’s business not already within the public domain (other than as a result of disclosure by the Executive), including without limitation all information relating to the Company’s finances, marketing strategies and techniques, pricing, customers or clients, contracts, employees and personnel, technologies, inventions, intellectual property, suppliers, processes, methods and manners of operation, procurement or delivery of services, management information systems, techniques, budgeting, and the like. For purposes of this Section 11, the Company shall include any parent, subsidiary, or affiliate of the Company.

        c.    The Executive agrees that upon the termination of their employment with the Company, for any reason, they will promptly return all tangible items (including documents) containing or relating to any Confidential Information, along with all other property of the Company then in the Executive’s possession, and that they will promptly delete any Confidential Information that they may have stored in electronic format on any equipment belonging to them. The Executive will promptly certify to the Company that they have complied with this provision.

        d.    The Executive acknowledges that the nondisclosure obligations of this Section 11 shall survive the expiration or termination of this Agreement, and that a remedy at law for any breach or threatened breach of the provisions of this Section 11 would be inadequate, and therefore agrees that the Company shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach, provided, however that nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available for any such breach or threatened breach.

    12.    Non-solicitation. During the Executive’s employment by the Company, and for twelve (12) months following the termination of the Executive’s employment for any reason, the Executive shall not, directly or indirectly:

        a.    solicit, recruit, encourage, or induce any employee of the Company (or of its parents, subsidiaries, or affiliates) to leave their employment with the Company (or of its parents, subsidiaries, or affiliates) for any other employment or business opportunity. For purposes of this Section 12, the term “employee” shall include any individual who is then employed by the Company or who has been employed by the Company within six months of the solicitation efforts; or

        b.    solicit, recruit, encourage, or induce any contractor, agent, client or customer, supplier, or the like of the Company to terminate its/their relationship with the Company, in whole or in part, or solicit, induce, or encourage any person/entity to terminate, in whole or in part, any contractual relationship with the Company or to refrain from entering into a contractual relationship with the Company (including without limitation any prospective customers/clients of the Company). For purposes of this Section 12(b), the Company shall include any parent, subsidiary, or affiliate of the Company.

    It is understood and agreed that the covenants made by the Executive in this Section 12 shall survive the expiration or termination of this Agreement. It is further agreed that during any period in which the Executive is found to be in breach of the requirements of this Section 12, the twelve (12) month time period set forth above shall be tolled so that the Company is provided with the full benefit of the twelve (12) month restrictive period.

    13.    Termination. The Executive’s employment hereunder shall be terminated upon the occurrence of any of the following:

        a.    immediately upon the death of the Executive;

        b.    at the discretion of the Company upon the inability of the Executive to perform the essential functions of their job on account of disability or incapacity for a period of three or more months, whether consecutive or non-consecutive, despite reasonable accommodation attempts by the Company for the disability, during the Executive’s employment (“Disability”); such termination to take effect immediately upon written notice from the Company to the Executive;

        c.    termination of the Executive’s employment hereunder by the Executive at any time for any reason whatsoever including, without limitation, resignation or retirement; provided, however, that the Executive shall provide the Company with at least three months’ advance written notice of their intent to terminate this Agreement under this provision; and

        d.    termination of the Executive’s employment by the Company at any time and for any reason with at least thirty (30) days advance written notice from the Company to the Executive.

    14.    Payments for Termination. In the event the Executive’s employment is terminated for any reason set forth in Section 13, (whether by either the Company or the Executive), the Executive shall be entitled to the total unpaid compensation owing to the Executive, consisting of the pro rata share of any compensation provided for under Section 4 through the date of such termination, any payments due under Section 5 with respect to any prior completed fiscal year, and any unreimbursed expenses under Section 9, and, as severance payment, the Company shall continue payment of the Executive’s salary, as described in Section 4, for a period of six (6) months immediately following the Executive’s termination date.

    15.    Compensation Upon Merger. Notwithstanding the clause outlined in Section 14 herein, in the event of a Merger (as defined in Section 15.a.) occurring during the duration of the Executive’s employment with the Company, the following shall be applicable:

        a.    Merger. Merger shall mean a merger, consolidation, acquisition or liquidation event of the Company with, into or by any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, resulting in the stockholders of the Company immediately prior to such transaction holding less than a majority of the outstanding voting equity securities of the surviving corporation in such merger, consolidation, acquisition or sale of assets reorganized.

        b.    Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation, or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and shall agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection or which become bound by the terms of this Agreement by operations of law.

        c.    Termination for Cause. In the event the Executive’s employment hereunder is terminated by the Company for cause, the Company shall pay and provide to the employee any and all payments as outlined under Section 14 of this Agreement.

        d.    Cause. Cause shall mean (i) any act of personal dishonesty taken by the Executive in connection with their responsibilities as an employee which is intended to result in personal enrichment of the Executive, (ii) the Executive’s conviction of a felony that the Board of Directors reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (iii) a willful act by the Executive that constitutes misconduct and is injurious to the Company, including without limitation any breach of Section 11 hereof, and (iv) continued willful violations by the Executive of the Executive’s obligations to the Company for a period of thirty (30) days after there has been delivered to the Executive a written demand for performance from the Company which describes the basis for the Company’s belief that the Executive has not substantially performed their duties.

        e.    Termination for Good Reason or Without Cause. In the event the Executive’s employment hereunder is terminated either by the Executive for Good Reason or by the Company without Cause within twelve (12) months following a Merger, the Company shall pay and provide to the employee any and all payments as outlined under Section 14 of this Agreement and the Company shall provide the Executive with an additional lump sum amount equal to six (6) months of the employee’s base salary (as in effect immediately prior to the date of such termination). This payment shall be made within five (5) business days following the date of such termination.

        f.    Good Reason. Good Reason shall exist if one or more of the following circumstances exists uncured for a period of thirty (30) days after the Executive has notified the Company of the existence of such circumstance(s) after a merger: (i) without the Executive’s express written consent, a significant reduction of the Executive’s duties, position or responsibilities relative to the Executive’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Executive from such position, duties, and responsibilities, unless the Executive is provided with comparable duties, position and responsibilities, it being understood that the Executive shall not be deemed to have been removed from such position if and as long as the Executive shall be offered or shall have an executive position within their area of experience or expertise; (ii) without the Executive’s express written consent, a substantial reduction, without good business reasons, of the facilities and tools (including office space and location) available to the Executive immediately prior to such reduction; (iii) a reduction by the Company of the Executive’s base salary as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to such a reduction with the result that the Executive’s overall benefits package is significantly reduced; or (v) without the Executive’s express written consent, the relocation of the Executive to a facility or a location more than fifty (50) miles from their then-current location.

        g.    Vesting of Options. Immediately preceding a merger, all of the Executive’s then unvested options shall immediately vest and become exercisable in their entirety. Any exercise of options may, at the election of Executive, be exercised with a “cashless exercise” by using shares from any such exercise to pay the exercise price, which shares, for such purpose, being valued at the fair market value, as determined under the Plan, on the date of exercise.

    16.    Limit on Payments.

        a.    Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined by the Company that any payment or distribution by the Company to or for the benefit of the Executive (whether paid for payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such payments and/or distributions to the Executive shall be reduced or deferred to the extent necessary so that no such amounts are subject to such excise tax.

        b.    All determinations required to be made under this Section 16 and the assumptions to be utilized in arriving at such determinations, shall be made by the Company’s certified public accounting firm (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 10 business days of the receipt of notice from the Executive or the Company that there will be a payment potentially subject to the excise tax imposed by Section 4999 of the Code, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

    17.    Non-Transferability of Payments Due Under This Agreement. Neither the Executive, the Executive’s spouse, the Executive’s designated contingent beneficiary, nor any of the Executive’s estates shall have any right to anticipate, encumber or dispose of any payment due under this Agreement. Such payments and other rights are expressly declared non-assignable and non-transferable except as specifically provided herein.

    18.    Noncompetition.

        a.    During the course of the Executive’s employment and for twelve (12) months following the termination of the Executive’s relationship with the Company (the "Noncompetition Period") for any reason or no reason, at the option either of the Company or the Executive, with or without notice, the Executive will not, without the prior written consent of the Company, (i) serve as a partner, employee, consultant, officer, director, manager, agent, associate, investor, actor or writer, or (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, or (iii) build, design, finance, acquire, lease, operate, manage, invest in, work or consult for or otherwise affiliate myself with any business, (A) in competition with or otherwise similar to the Company's business at the time the Executive’s employment with the Company terminates or (B) in competition with any other line of business that the Executive knew or reasonably should have known during their employment with the Company that the Company had formed an intention to enter. This covenant shall not prohibit the Executive from owning less than two percent of the securities of any competitor of the Company, if such securities are publicly traded on a nationally recognized stock exchange or over-the-counter market. The foregoing covenant shall cover the Executive’s activities in every part of the Territory (as defined below) in which they may conduct business during the

Noncompetition Period. During the Noncompetition Period, the Executive shall not, without the prior written consent of the Company, (i) solicit business or sales, for the same or similar products or services as provided by the Company, from any customer, client or account of the Company ("Customers") or (ii) attempt to convert Customers to other sellers or providers for the same or similar products or services as provided by the Company. For purposes of this Section 18.a., “Territory” means (i) all counties in the state of Tennessee, (ii) all other states of the United States of America and (iii) all other countries of the world where the Company derives at least three percent (3%) of its gross revenues prior to the date of the termination of my relationship with the Company.

        b.    The Executive’s fulfillment of the obligations contained in this Agreement, including, but not limited to, the Executive’s obligation neither to disclose nor to use Confidential Information other than for the Company's exclusive benefit and the Executive’s obligations not to solicit and not to compete are necessary to protect Confidential Information and to preserve the, trade secrets, value and goodwill of the Company. The Executive shall further acknowledge the that time, geographic and scope limitations of their obligations under Section 18.a. are reasonable, especially in light of the Company's desire to protect Confidential Information and trade secrets.

        c.    The covenants contained in Section 18.a. above shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 18.a. above. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event the provisions of Section 18.a. are deemed to exceed the time, geographic or scope limitations permitted by Delaware law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law.

    19.    Conflicts of Interest. While employed by the Company, the Executive shall not, unless approved by the Board of Directors or its Compensation Committee, directly or indirectly:

        a.    Participate as an individual in any way in the benefits of transactions with any of the Company’s vendors, clients, customers, suppliers or manufacturers, without limitation, having a financial interest in the Company’s vendors, clients, customers, suppliers or manufacturers or making loans to, or receiving loans, from, the Company’s vendors, clients, customers, suppliers or manufacturers;

        b.    realize a personal gain or advantage from a transaction in which the Company has an interest or use information obtained in connection with the Executive’s employment with the Company for the Executive’s personal advantage or gain; or

        c.    accept any offer to serve as an officer, director, partner, consultant, manager with, or to be employed in a professional, technical, or managerial capacity by, a person or entity which does business with the Company.

    20.    Compensation Recovery Policy. The Executive acknowledges and agrees that, to the extent the Company adopts any claw-back or similar policy pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, and any rules and regulations promulgated thereunder, the Executive shall take all action necessary or appropriate to comply with such policy (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy).

    21.    Assignment. This Agreement shall not be assignable by either Party, without the written consent of the other Party, except that the Company may, without the consent of the Executive, assign this Agreement (i) to any parent, subsidiary, or affiliate of the Company either now existing or created in the future; or (ii) to any person or entity into which the Company merges or consolidates.

    22.    Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered, if sent by registered or certified mail, or if sent by Federal Express or by other overnight delivery service, to the addresses set forth below, unless such address is changed by written notice to the other Party:

TO THE EXECUTIVE:

Donald Young (at the address in the Company’s files)

TO THE COMPANY:

Better Choice Company, Inc.
4025 Tampa Road
Oldsmar, FL 34677

    23.    Entire Agreement. This Agreement supersedes and is controlling over any and all other prior existing agreements between the Parties with respect to the employment of the Executive by the Company. All negotiations, commitments and understandings acceptable to both Parties have been incorporated herein. No letter, telegram, or other communication passing between the Parties hereto covering any matter during the Executive’s employment, or any plans or periods thereafter, shall be deemed a part of this Agreement, nor shall it have the effect of modifying or adding to this Agreement unless it is distinctly stated in such letter, telegram or communication that it is to constitute a part of this Agreement and is to be attached as a rider to this Agreement and is signed by the Parties to this Agreement. This Agreement may not be amended except by a written instrument executed by both Parties.

    24.    Enforcement. The Executive acknowledges that any remedy at law for breach of Sections 10, 11, and 12 would be inadequate, acknowledges that the Company would be irreparably damaged by an actual or threatened breach thereof, and agrees that the Company shall be entitled to an injunction restraining the Executive from any actual or threatened breach of Sections 10, 11, and 12 as well as any further appropriate relief. No claim by the Executive that the Company has breached any obligations to the Executive shall be a defense to the enforcement of the Executive’s obligations under Sections 10, 11, and 12. In any action to enforce Sections 10, 11, and 12, the Executive consents to jurisdiction and venue in the federal or state courts located in the State of Delaware.

    25.    Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflict of laws.

    26.    Severability. If and to the extent that any court of competent jurisdiction holds any provision or any part thereof of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

    27.    Waiver. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach hereof shall constitute a waiver of any such breach or of any other covenant, agreement, term, or condition.

[signature page follows]

IN WITNESS WHEREOF, the Company and the Executive have executed and delivered this Agreement to be effective as of the date first above written.

“The Company”

                    BETTER CHOICE COMPANY, INC.

By:

Its:

“The Executive”

DONALD YOUNG

EXHIBIT A

Target Bonus

The Company’s Executive team members that are full-time employees are eligible to participate in the Better Choice Company Bonus Management Incentive Plan (the “MIP”). The MIP is performance based whereby executives can earn between 25-50% of their base salary in additional bonus compensation based on Company and individual performance for a given year. Please note that all bonus payouts are subject to Board approval for execution. Please reference the Board approved MIP each year for target payout percentages.

EXHIBIT B

Performance Incentive Equity

On the Effective Date, the Company shall grant to the Executive an option to purchase 500,000 shares of its common stock (the “Option”), which shall vest, subject to the Executive’s continued status as an Employee, Director, or Consultant, and become exercisable as to 1/3rd of the Shares on the first anniversary of the Effective Date (rounded down to the next whole number of Shares). Thereafter, subject to the Executive’s continued status as an Employee, Director, or Consultant through each vesting date, the Option shall vest and become exercisable as to 1/36th of the Shares subject thereto on the 13th month anniversary of the Effective Date and each monthly anniversary thereafter (rounded down to the next whole number of Shares), such that the Option shall be fully vested and exercisable on the 3rd anniversary of the Grant Date.

For the avoidance of doubt, in the event of a Change in Control, the Option shall immediately vest and become exercisable in its entirety. Any exercise of options may, at the election of Executive, be exercised with a “cashless exercise” by using shares from any such exercise to pay the exercise price, which shares, for such purpose, being valued at the fair market value, as determined under the Plan, on the date of exercise.